Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2020 Second Quarter Earnings

Contact: Linda Simmons, SVP, CFO

Brockton, Massachusetts (July 23, 2020): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $10.6 million, or $0.19 per basic and diluted share, for the second quarter of 2020, compared to $4.7 million, or $0.09 per basic and diluted share, for the preceding quarter and $4.8 million, or $0.08 per basic and diluted share, for the same period last year. For the six months ended June 30, 2020 net income was $15.3 million, or $0.28 per basic and diluted share, compared to $6.8 million, or $0.12 per basic and diluted share, for the same period last year. The three and six months ended June 30, 2020 reflect charges of $5.7 million and $7.2 million, respectively, to the provision for loan losses and $1.4 million and $1.7 million, respectively to non-interest expense related to the COVID-19 pandemic. Additionally, in the second quarter, we waived $1.0 million in deposit account fees in response to customer needs related to the COVID-19 pandemic.

Selected Second Quarter Financial Highlights:

●	Net interest income increased $2.7 million, or 10.3%, quarter over quarter and the net interest margin increased 9 basis points.
●	The annualized quarterly return on average assets was 0.99% and the annualized quarterly return on average equity was 6.22%.
●	Provision for loan losses of $10.0 million, including $5.7 million in additional reserves for the impact of the COVID-19 pandemic.
●	Record residential real estate mortgage closings for the quarter of $856.5 million, resulting in an increase in mortgage banking income of $23.4 million to $33.9 million.
●	Commercial loan growth excluding Paycheck Protection Program loans amounted to $129.7 million.
●	Total deposits amounted to $3.3 billion, up $287.5 million, or 10.0%, with marked improvement in mix and cost of funds.
●	Announced the initiation of a $0.03 per share cash dividend.

“The strength of our second quarter performance is a testament to our ability to execute in the face of extreme change. We’ve kept our focus on customers and how we support them, while keeping staff safe and healthy. Our customers are telling us how they want to bank moving forward, and we will continue to listen, learn, and transform how we operate to meet those needs.” said James Blake, CEO. “Our digital banking enrollment grew 8% and mobile deposit volume grew 33% as compared to the first quarter, as we continue to focus on helping customers get the most out of our digital banking tools.  That said, as a community bank we remain committed to providing the in-person service that some situations demand, and we will continue to invest in the infrastructure that will enhance alternative channels,” added Joseph F. Casey, President and COO.

Net Interest Income

The Company’s net interest and dividend income was $29.4 million for the quarter ended June 30, 2020, up $2.7 million, or 10.3%, from $26.7 million for the quarter ended March 31, 2020 and up $2.7 million, or 10.2%, from $26.7 million for the quarter ended June 30, 2019. The tax-equivalent interest rate spread and net interest margin were 2.75% and 3.00%, respectively, for the quarter ended June 30, 2020 compared to 2.58% and 2.91%, respectively, for the quarter ended March 31, 2020, and 2.91% and 3.19%, respectively, for the quarter ended June 30, 2019. Margin pressure continues to be a concern as the economic impact of the COVID-19 pandemic is realized. It is expected that the interest rate and economic environments will continue to be volatile.

The components of the quarter over quarter increase in net interest and dividend income reflected a decrease of $3.3 million, or 31.5%, in total interest expense, partially offset by a $548,000, or 1.5%, decrease in interest and dividend income. Interest on loans in the second quarter included $1.3 million in accretion income from the fair value discount on loans acquired from Coastway Bancorp, Inc. (“Coastway”) and $18,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the previous quarter were $614,000 and $69,000, respectively. The yield on loans was 4.06% for the quarter ended June 30, 2020, down from 4.33% for the quarter ended March 31, 2020. The increase in accretion income reflects increased loan payoffs due to low mortgage loan rates. The decrease in interest and dividend income primarily reflected a decrease in interest rates, as adjustable rate loans repriced, resulting in a 51 basis point decrease in the yield on commercial loans. The yield on residential real estate loans was flat, supported by the recognition of fair value marks on loan payoffs. The decrease in interest expense primarily reflected a decrease in interest rates, resulting in a 48 basis point decrease in the cost of interest-bearing deposits and a shift in the deposit mix. The average balance of certificates of deposit accounts decreased quarter over quarter by $64.1 million, while the savings account average balance increased $156.5 million from the preceding quarter. Average FHLB advances increased $17.4 million and the cost of those funds decreased 78 basis points, resulting in a decrease of $408,000 in interest expense on FHLB borrowings. During the second quarter an interest rate swap agreement with a notional amount of $100.0 million, designated as a cash flow hedge of certain LIBOR-based debt, provided a $149,000 gain that was offset against FHLB interest expense.

The increase in net interest and dividend income from the prior year quarter reflected a decrease of $4.4 million, or 38.0%, in total interest expense, partially offset by a $1.7 million, or 4.3%, decrease in total interest and dividend income. The decreases reflect offsetting rate and volume changes in both interest-bearing assets and liabilities. The cost of interest-bearing liabilities decreased 69 basis points while the average balance increased $167.5 million. The yield on interest earning assets decreased 85 basis points while the average balance increased $592.8 million

Noninterest Income

Noninterest income increased $19.8 million, or 104.8%, to $38.6 million for the quarter ended June 30, 2020 from $18.9 million for the quarter ended March 31, 2020. Record breaking mortgage demand spurred by low mortgage rates continued to provide higher than normal mortgage origination activity and other mortgage banking income for HarborOne Mortgage, LLC (“HarborOne Mortgage”). The $856.5 million in mortgage loan closings resulted in a gain on loan sales of $30.8 million for the quarter ended June 30, 2020 as compared to 12.3 million for the preceding quarter. Other mortgage banking income increased $1.5 million, primarily due to increased origination fees. Residential mortgage loan payoffs resulted in accelerated amortization of mortgage servicing rights in the amount of $1.1 million for the three months ended June 30, 2020 and $576,000 for the three months ended March 31, 2020. The 10-year Treasury Constant Maturity rate decreased 4 basis points in the second quarter of 2020 and 126 basis points from year end 2019 and negatively impacted the fair value of the mortgage servicing rights, resulting in a decrease in fair value of $3.8 million in the first quarter of 2020. The 2020 results for HarborOne Mortgage are uncertain in light of the COVID-19 pandemic. The low mortgage interest rate environment spurred increased purchase and refinance activity in the first half of the year, continuing into the third quarter of 2020 with a locked residential mortgage pipeline at June 30, 2020 of $497.7 million; however, economic uncertainty and increased unemployment rates may have a negative impact on mortgage loan originations in the second half of 2020.

Noninterest income increased $22.9 million, or 145.8%, as compared to the quarter ended June 30, 2019, primarily due to a $25.2 million, or 291.2%, increase in mortgage banking income. Mortgage banking income increased compared to the same period last year, due to the increase in mortgage origination volume. Mortgage originations increased primarily as a result of lower residential mortgage interest rates and increased refinancing volume. Bank-owned life insurance income increased $301,000 due to a $41.4 million increase in bank-owned life insurance from June 30, 2019 to June 30, 2020.

Noninterest Expense

Noninterest expenses were $43.8 million for the quarter ended June 30, 2020, an increase of $8.5 million, or 23.9%, from the quarter ended March 31, 2020, primarily driven by a $6.3 million increase in compensation and benefits, a $1.3 million increase in loan expense, and a $719,000 increase in other expenses. The increases were partially offset by a decrease of $411,000 in occupancy and equipment expenses. The increase in compensation and benefits and loan expenses primarily reflect increases consistent with the volume increase in residential mortgage originations. The increase in other expenses reflects an increase in COVID-19 pandemic-related expenses, primarily for compensation to branch personnel and sick time. For the three months ended June 30, 2020, the expenses amounted to $1.4 million and compared to $329,000 in the preceding quarter. We anticipate additional COVID-19 pandemic expenses throughout 2020 for personnel, cleaning and other initiatives to support our employees and customers.

Total noninterest expenses increased $8.8 million, or 25.0%, from the quarter ended June 30, 2019. Compensation and benefits increased $6.9 million, loan expenses increased $1.4 million and other expenses increased $921,000. The increases were partially offset by a $310,000 decrease in deposit insurance. The increase in compensation and benefits and loan expenses primarily reflected the increased volume of residential real estate mortgage originations. The increase in other expenses reflects the COVID-19 pandemic-related expenses noted above. The decrease in deposit insurance expense reflects the reduction in assessment rate due to improved capital ratios as a result of the second step conversion.

Income Tax Provision

The effective tax rate was 25.8% for the quarter ended June 30, 2020, compared to 26.5% for the quarter ended March 31, 2020 and 14.6% for the quarter ended June 30, 2019. The effective tax rate for the quarter ended June 30, 2019 included a 2013 federal tax refund of $603,000 and a 2013 Massachusetts state tax refund of $211,000 recognized in the quarter.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $10.0 million for the quarter ended June 30, 2020, compared to $3.7 million for the quarter ended March 31, 2020 and $1.8 million for the quarter ended June 30, 2019. Allowance for loan losses was $36.1 million, or 1.04%, of total loans at June 30, 2020, compared to $26.4 million, or 0.83%, of total loans at March 31, 2020 and $22.3 million, or 0.73%, of total loans at June 30, 2019. Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended June 30, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $5.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The provision for loan losses for the quarter ended March 31, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, an additional provision to cover a $1.2 million commercial real estate loan charge-off unrelated to the COVID-19 pandemic, and a $1.5 million provision directly related to the initial estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The provision for loan losses for the quarter ended June 30, 2019 primarily reflected commercial real estate loan growth.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, the loan risk profile of each loan type, and if the loans were purchased. The additional provisions provided to each category for the three months ended June 30, 2020 ranged from 14 to 26 basis points and amounted to allocations of $1.6 million to the residential real estate portfolio, $3.2 million to the commercial portfolio and $935,000 to the consumer portfolio.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of the expected decrease in economic activity, the mitigating effects of government stimulus, and loan modification efforts designed to limit the long term impact of the COVID-19 pandemic. Our commercial loan portfolio is diversified across many sectors and is largely secured by commercial real estate loans, which make up 66.9% of the total commercial loan portfolio. Initial assessments of the impact of the COVID-19 pandemic on the commercial loan portfolio have been focused on sectors that have experienced a direct impact. Management has identified six sectors as the most susceptible to immediate increased credit risk: retail, office space, hotels, health and social services, restaurants, and recreation. The total loan portfolio of the commercial sectors identified as at risk is $930.2 million, which represents 47.2% of the commercial loan portfolio. The at-risk sectors include $682.3 million in commercial real estate loans, $191.0 million in commercial and industrial loans, and $56.9 million in commercial construction loans.

As of June 30, 2020, the retail sector was $250.6 million, or 12.7% of total commercial loans and incudes $207.2 million in commercial real estate loans, $33.4 million in commercial and industrial loans and $10.0 million in commercial construction loans. Paycheck Protection Program loans included in the sector totaled $7.1 million, and we have provided deferrals for loans in this sector with outstanding principal balances of $33.4 million. Excluding the Paycheck Protection Program loans, we originated $22.2 million loans during the second quarter that are within the retail sector. The commercial real estate loans includes $114.6 million in loans secured by retail space anchored by a diverse mix of national chains and grocery stores.

In the second quarter, we identified the office space sector as an additional at-risk sector, as the pandemic dampened demand for office space and may further impact it as work-from-home arrangements become more common-place. As of June 30, 2020, the office sector was $220.6 million, or 11.2% of total commercial loans, and included $198.0 million in commercial real estate loans, $15.9 million in commercial and industrial loans and $6.7 million in commercial construction loans. We provided deferrals for loans in the sector with outstanding principal balances of $14.2 million; however, no Paycheck Protection Program loans were originated in this sector. We originated $14.9 million loans during the second quarter that are within the office sector.

As of June 30, 2020, the hotel sector was $191.4 million, or 9.7% of total commercial loans, and included $167.2 million in commercial real estate loans, $2.7 million in commercial and industrial loans and $21.4 million in commercial construction loans. Paycheck Protection Program loans included in the sector totaled $569,000, and we have provided deferrals for loans in this sector with outstanding principal balances of $118.4 million. In the first quarter of 2020, we charged off $1.2 million on a loan acquired from Coastway, secured by a hotel property whose credit deterioration was unrelated to the COVID-19 pandemic. That credit is on nonaccrual and amounted to $3.1 million at June 30, 2020.

The health and social services sector amounted to $178.1 million, or 9.0% of total commercial loans, as of June 30, 2020 and included $84.5 million in commercial real estate loans and $93.7 million in commercial and industrial loans. Paycheck Protection Program loans included in the sector totaled $42.5 million, and we have provided deferrals for loans in this sector with outstanding principal balances of $12.8 million. Excluding the Paycheck Protection Program loans, we originated $50.6 million loans during the second quarter that are within this sector.

As of June 30, 2020, the restaurant sector amounted to $57.1 million, or 2.9% of total commercial loans, including $9.4 million in Paycheck Protection Program loans. We provided deferrals for loans in this sector with outstanding principal balances of $8.7 million. The recreation sector amounted to $32.4 million, or 1.6% of total commercial loans, including $2.8 million in Paycheck Protection Program loans. We provided deferrals for loans in this sector with outstanding principal balances of $13.8 million. Included in the recreation sector is a $9.0 million nonaccrual loan secured by an ice-skating rink for which credit deterioration began prior to the COVID-19 pandemic.

We provided access to the Paycheck Protection Program to both our existing customers and new customers, to ensure small businesses in our communities have access to this important lifeline for their businesses. As of June 30, 2020, we originated 1,071 Paycheck Protection Program loans totaling $152.6 million. As of June 30, 2020, there was $4.6 million in deferred processing fee income that will be recognized over the life of the loans. The average authorized loan size is $150,000 and the aggregate number of jobs positively impacted is approximately 15,000.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of June 30, 2020, we have 157 payment deferrals on commercial loans with a total principal balance of $262.4 million, or 13.3%, of total commercial loans, of which $201.3 million are loans included in an at-risk sector. As of June 30, 2020, there were four borrowers requesting an additional three-month deferral. Two borrowers with three loans are included in the hotel sector with an outstanding principal balance of $15.7 million, one borrower with two loans is included in the recreation sector with an outstanding principal balance of $7.0 million and one borrower with one loan is included in the retail sector with an outstanding principal balance of $542,000. The majority of commercial loan deferrals are scheduled to end in the third quarter unless additional requests are received and granted.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of June 30, 2020; however, we anticipate that the COVID-19 pandemic will result in increases in delinquencies, charge-offs and loan modifications in these portfolios through the remainder of the year. As of June 30, 2020, we had 172 payment deferrals on residential mortgage loans with a total principal balance of $52.7 million, or 4.6% of total residential loans, and 664 payment deferrals on consumer loans with a total principal balance of $15.9 million, or 4.5%, of total consumer loans. As of June 30, 2020, we had processed a second three-month extension for 7 residential real estate loans with principal balances of $2.7 million and received extension requests for an additional 12 loans with a principal balance of $4.7 million. Requests for additional extensions on consumer loans were not significant as of June 30, 2020.

Net charge-offs totaled $286,000 for the quarter ended June 30, 2020, or 0.03% of average loans outstanding on an annualized basis, compared to $1.4 million, or 0.18% of average loans outstanding on an annualized basis, for the quarter ended March 31, 2020 and $771,000, or 0.10% of average loans outstanding on an annualized basis, for the quarter ended June 30, 2019.

Total nonperforming assets were $38.6 million at June 30, 2020 compared to $32.1 million at March 31, 2020 and $17.2 million at June 30, 2019. Nonperforming assets as a percentage of total assets were 0.86% at June 30, 2020, 0.78% at March 31, 2020 and 0.46% at June 30, 2019. The increase from the preceding quarter is primarily due to 3 loans to one commercial loan borrower that amounted to $5.8 million. The increase in nonperforming assets from the prior year quarter was primarily in the commercial loan portfolio.

Balance Sheet

Total assets increased $363.7 million, or 8.9%, to $4.46 billion at June 30, 2020 from $4.10 billion at March 31, 2020. The increase primarily reflects an increase of $280.4 million in net loans and $40.6 million in loans held for sale.

Net loans increased $280.4 million, or 8.9%, to $3.44 billion at June 30, 2020 from $3.16 billion at March 31, 2020. The net increase in loans for the three months ended June 30, 2020 was primarily due to increases in commercial real estate loans of $105.5 million, commercial and industrial loans of $138.6 million, $33.6 million of commercial construction loans and $49.2 million in residential real estate loans, partially offset by a decrease in consumer loans of $36.7 million. The increase in commercial and industrial loans primarily reflects loans originated as part of the Paycheck Protection Program. Loans held for sale increased $40.6 million, or 34.3%, to $158.9 million at June 30, 2020 from $118.3 million at March 31, 2020.

Total deposits increased $287.5 million, or 9.5%, to $3.31 billion at June 30, 2020 from $3.02 billion at March 31, 2020. Compared to the prior quarter, non-certificate accounts increased $381.8 million and term CDs decreased $94.4 million. FHLB borrowings increased $56.0 million, or 19.6%, to $341.1 million at June 30, 2020 from $285.1 million at March 31, 2020.

Total stockholders’ equity was $684.4 million at June 30, 2020 compared to $675.1 million at March 31, 2020 and $371.1 million at June 30, 2019. The tangible common equity to tangible assets ratio was 13.88% at June 30, 2020, 14.90% at March 31, 2020 and 8.04% at June 30, 2019. The increase in stockholders’ equity and ratios from June 30, 2019 to June 30, 2020 primarily reflects the results of the Company’s second step offering, net of the additional ESOP funding. At June 30, 2020, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 25 full-service branches located in Massachusetts and Rhode Island, one limited service branch and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is licensed to lend in four additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,”

“may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; the length and extent of economic contraction as a result of the COVID-19 pandemic; the effects of continued deterioration in employment levels, general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior; turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge-off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior or adverse economic developments; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2020	2020	2019	2019	2019

Assets

Cash and due from banks	$30,355	$35,264	$24,464	$27,758	$27,205
Short-term investments	218,617	200,156	187,152	210,873	51,502
Total cash and cash equivalents	248,972	235,420	211,616	238,631	78,707

Securities available for sale, at fair value	262,710	249,789	239,473	204,133	202,457
Securities held to maturity, at amortized cost	—	—	26,372	27,099	34,752
Federal Home Loan Bank stock, at cost	15,786	13,530	17,121	13,466	14,876
Asset held for sale	8,536	8,536	8,536	—	—
Loans held for sale, at fair value	158,898	118,316	110,552	102,121	84,651
Loans:
Commercial real estate	1,318,051	1,212,534	1,169,923	1,085,743	1,025,720
Commercial construction	194,549	160,993	153,907	160,549	157,130
Commercial and industrial	456,192	317,559	306,282	298,652	301,056
Total commercial loans	1,968,792	1,691,086	1,630,112	1,544,944	1,483,906
Residential real estate	1,150,700	1,101,540	1,105,565	1,118,439	1,125,381
Consumer	354,530	391,244	435,881	448,881	456,654
Loans	3,474,022	3,183,870	3,171,558	3,112,264	3,065,941
Less: Allowance for loan losses	(36,107)	(26,389)	(24,060)	(23,044)	(22,261)
Net loans	3,437,915	3,157,481	3,147,498	3,089,220	3,043,680
Mortgage servicing rights, at fair value	16,127	13,207	17,150	16,067	18,156
Goodwill	69,802	69,802	69,802	69,635	69,635
Other intangible assets	5,141	5,588	6,035	6,482	7,100
Other assets	241,019	229,537	204,766	182,166	183,410
Total assets	$4,464,906	$4,101,206	$4,058,921	$3,949,020	$3,737,424

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$642,971	$439,793	$406,403	$446,433	$447,448
NOW accounts	199,400	174,971	165,877	143,547	147,058
Regular savings and club accounts	876,753	744,564	626,685	585,327	544,401
Money market deposit accounts	831,653	809,622	856,830	875,804	885,775
Term certificate accounts	757,897	852,274	887,078	873,397	944,923
Total deposits	3,308,674	3,021,224	2,942,873	2,924,508	2,969,605
Short-term borrowed funds	200,000	104,000	183,000	60,000	98,000
Long-term borrowed funds	141,114	181,123	171,132	211,140	211,149
Subordinated debt	33,970	33,938	33,907	33,875	33,843
Other liabilities and accrued expenses	96,693	85,782	62,215	59,943	53,709
Total liabilities	3,780,451	3,426,067	3,393,127	3,289,466	3,366,306

Common stock	584	584	584	584	327
Additional paid-in capital	462,881	461,616	460,232	458,599	154,730
Unearned compensation - ESOP	(32,218)	(32,678)	(33,137)	(33,838)	(9,793)
Retained earnings	251,032	242,080	237,356	233,049	225,936
Treasury stock	(721)	(721)	(721)	(721)	(1,548)
Accumulated other comprehensive income	2,897	4,258	1,480	1,881	1,466
Total stockholders' equity	684,455	675,139	665,794	659,554	371,118

Total liabilities and stockholders' equity	$4,464,906	$4,101,206	$4,058,921	$3,949,020	$3,737,424

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands, except share data)	2020	2020	2019	2019	2019

Interest and dividend income:
Interest and fees on loans	$33,970	$34,025	$36,195	$36,230	$35,438
Interest on loans held for sale	988	577	1,120	747	542
Interest on securities	1,424	1,808	1,580	1,542	1,850
Other interest and dividend income	239	759	828	1,211	448
Total interest and dividend income	36,621	37,169	39,723	39,730	38,278

Interest expense:
Interest on deposits	5,805	8,693	9,480	9,972	9,362
Interest on FHLB borrowings	845	1,253	1,385	1,249	1,679
Interest on subordinated debentures	524	523	524	524	524
Total interest expense	7,174	10,469	11,389	11,745	11,565

Net interest and dividend income	29,447	26,700	28,334	27,985	26,713

Provision for loan losses	10,004	3,749	1,251	889	1,750

Net interest and dividend income, after provision for loan losses	19,443	22,951	27,083	27,096	24,963

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	30,862	12,278	9,471	11,015	8,429
Changes in mortgage servicing rights fair value	(1,111)	(4,387)	625	(2,474)	(2,241)
Other	4,110	2,571	2,894	2,964	2,467
Total mortgage banking income	33,861	10,462	12,990	11,505	8,655

Deposit account fees	2,969	3,931	4,274	4,186	4,056
Income on retirement plan annuities	103	101	102	104	100
Loss on asset held for sale	—	—	(482)	—	—
Gain on sale and call of securities, net	8	2,525	—	77	1,267
Bank-owned life insurance income	554	551	343	256	253
Other income	1,143	1,296	912	1,145	1,387
Total noninterest income	38,638	18,866	18,139	17,273	15,718

Noninterest expenses:
Compensation and benefits	27,469	21,185	23,719	23,238	20,585
Occupancy and equipment	4,152	4,563	4,366	4,171	4,411
Data processing	2,277	2,180	2,251	2,196	2,199
Loan expense	2,763	1,481	1,893	1,704	1,334
Marketing	1,057	876	771	799	1,177
Professional fees	1,518	1,228	2,470	889	1,384
Deposit insurance	279	271	5	(225)	589
Other expenses	4,323	3,604	3,260	3,431	3,402
Total noninterest expenses	43,838	35,388	38,735	36,203	35,081

Income before income taxes	14,243	6,429	6,487	8,166	5,600

Income tax provision	3,668	1,705	2,180	1,053	819

Net income	$10,575	$4,724	$4,307	$7,113	$4,781

Earnings per common share (1):
Basic	$0.19	$0.09	$0.08	$0.13	$0.08
Diluted	$0.19	$0.09	$0.08	$0.13	$0.08
Weighted average shares outstanding (1):
Basic	54,450,146	54,392,465	54,208,629	55,638,734	56,704,297
Diluted	54,450,146	54,392,465	54,209,182	55,638,734	56,704,297

(1) Share amounts related to periods prior to the date of the completion of the second step offering ("stock offering") (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Six Months Ended June 30,
(dollars in thousands, except share data)	2020	2019	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$67,995	$69,803	$(1,808)	(2.6)%
Interest on loans held for sale	1,565	900	665	73.9
Interest on securities	3,232	3,697	(465)	(12.6)
Other interest and dividend income	998	931	67	7.2
Total interest and dividend income	73,790	75,331	(1,541)	(2.0)

Interest expense:
Interest on deposits	14,498	17,605	(3,107)	(17.6)
Interest on FHLB borrowings	2,098	3,954	(1,856)	(46.9)
Interest on subordinated debentures	1,047	1,029	18	1.7
Total interest expense	17,643	22,588	(4,945)	(21.9)

Net interest and dividend income	56,147	52,743	3,404	6.5

Provision for loan losses	13,753	2,607	11,146	427.5

Net interest and dividend income, after provision for loan losses	42,394	50,136	(7,742)	(15.4)

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	43,140	13,072	30,068	230.0
Changes in mortgage servicing rights fair value	(5,498)	(4,392)	(1,106)	(25.2)
Other	6,681	4,477	2,204	49.2
Total mortgage banking income	44,323	13,157	31,166	236.9

Deposit account fees	6,900	7,834	(934)	(11.9)
Income on retirement plan annuities	204	196	8	4.1
Gain on sale and call of securities, net	2,533	1,267	1,266	100.0
Bank-owned life insurance income	1,105	506	599	118.4
Other income	2,439	2,600	(161)	(6.2)
Total noninterest income	57,504	25,560	31,944	125.0

Noninterest expenses:
Compensation and benefits	48,654	39,830	8,824	22.2
Occupancy and equipment	8,715	8,859	(144)	(1.6)
Data processing	4,457	4,245	212	5.0
Loan expense	4,244	2,605	1,639	62.9
Marketing	1,933	2,135	(202)	(9.5)
Professional fees	2,746	2,330	416	17.9
Deposit insurance	550	1,255	(705)	(56.2)
Other expenses	7,927	6,414	1,513	23.6
Total noninterest expenses	79,226	67,673	11,553	17.1

Income before income taxes	20,672	8,023	12,649	157.7

Income tax provision	5,373	1,175	4,198	357.3

Net income	$15,299	$6,848	$8,451	123.4%

Earnings per common share (1):
Basic	$0.28	$0.12
Diluted	$0.28	$0.12
Weighted average shares outstanding (1):
Basic	54,421,306	56,685,741
Diluted	54,421,306	56,685,741

(1) Share amounts related to periods prior to the date of the completion of the stock offering (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)

	(dollars in thousands)
Interest-earning assets:
Investment securities (1)	$240,025	$1,430	2.40%	$275,632	$1,822	2.66%	$259,151	$1,880	2.91%
Other interest-earning assets	222,840	239	0.43	186,619	759	1.64	26,758	448	6.71
Loans held for sale	119,047	988	3.34	61,548	577	3.77	48,158	542	4.52
Loans
Commercial loans (2)	1,872,349	18,196	3.91	1,647,667	18,123	4.42	1,445,652	18,580	5.16
Residential real estate loans (2)	1,123,896	11,811	4.23	1,100,177	11,544	4.22	1,118,761	12,265	4.40
Consumer loans (2)	372,929	3,963	4.27	415,317	4,358	4.22	459,774	4,593	4.01
Total loans	3,369,174	33,970	4.06	3,163,161	34,025	4.33	3,024,187	35,438	4.70
Total interest-earning assets	3,951,086	36,627	3.73	3,686,960	37,183	4.06	3,358,254	38,308	4.58
Noninterest-earning assets	334,452			314,193			260,864
Total assets	$4,285,538			$4,001,153			$3,619,118
Interest-bearing liabilities:
Savings accounts	$842,560	834	0.40	$686,031	1,298	0.76	$528,360	564	0.43
NOW accounts	187,560	33	0.07	158,702	31	0.08	140,115	25	0.07
Money market accounts	826,939	1,207	0.59	835,154	2,583	1.24	872,653	3,384	1.56
Certificates of deposit	730,756	3,472	1.91	794,883	4,357	2.20	788,701	4,627	2.35
Brokered deposits	66,701	259	1.56	92,189	424	1.85	124,122	762	2.46
Total interest-bearing deposits	2,654,516	5,805	0.88	2,566,959	8,693	1.36	2,453,951	9,362	1.53
FHLB advances	258,679	845	1.31	241,302	1,253	2.09	291,835	1,679	2.31
Subordinated debentures	33,951	524	6.21	33,919	523	6.20	33,826	524	6.21
Total borrowings	292,630	1,369	1.88	275,221	1,776	2.60	325,661	2,203	2.71
Total interest-bearing liabilities	2,947,146	7,174	0.98	2,842,180	10,469	1.48	2,779,612	11,565	1.67
Noninterest-bearing liabilities:
Noninterest-bearing deposits	585,715			419,620			423,462
Other noninterest-bearing liabilities	72,808			67,714			49,163
Total liabilities	3,605,669			3,329,514			3,252,237
Total equity	679,869			671,639			366,881
Total liabilities and equity	$4,285,538			$4,001,153			$3,619,118
Tax equivalent net interest income		29,453			26,714			26,743
Tax equivalent interest rate spread (3)			2.75%			2.58%			2.91%
Less: tax equivalent adjustment		6			14			30
Net interest income as reported		$29,447			$26,700			$26,713
Net interest-earning assets (4)	$1,003,940			$844,780			$578,642
Net interest margin (5)			3.00%			2.91%			3.19%
Tax equivalent effect			—			—			—
Net interest margin on a fully tax equivalent basis			3.00%			2.91%			3.19%
Average interest-earning assets to average interest-bearing liabilities	134.06%			129.72%			120.82%

Supplemental information:
Total deposits, including demand deposits	$3,240,231	$5,805		$2,986,579	$8,693		$2,877,413	$9,362
Cost of total deposits			0.72%			1.17%			1.31%
Total funding liabilities, including demand deposits	$3,532,861	$7,174		$3,261,800	$10,469		$3,203,074	$11,565
Cost of total funding liabilities			0.82%			1.29%			1.45%

(1) Includes securities available for sale and securities held to maturity. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented. The yield on investments before tax equivalent adjustments for the quarters presented were 2.40%, 2.64%, and 2.86%, respectively.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Years Ended
	June 30, 2020			June 30, 2019
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

	(dollars in thousands)
Interest-earning assets:
Investment securities (1)	$257,828	$3,252	2.54%	$259,678	$3,766	2.92%
Other interest-earning assets	204,730	998	0.98	32,334	931	5.81
Loans held for sale	90,297	1,565	3.48	38,797	900	4.68
Loans
Commercial loans (2)	1,760,008	36,319	4.15	1,414,415	36,058	5.14
Residential real estate loans (2)	1,112,036	23,355	4.22	1,118,901	24,472	4.41
Consumer loans (2)	394,123	8,321	4.25	472,683	9,273	3.96
Total loans	3,266,167	67,995	4.19	3,005,999	69,803	4.68
Total interest-earning assets	3,819,022	73,810	3.89	3,336,808	75,400	4.56
Noninterest-earning assets	324,323			256,895
Total assets	$4,143,345			$3,593,703
Interest-bearing liabilities:
Savings accounts	$764,295	2,132	0.56	$506,782	928	0.37
NOW accounts	173,130	64	0.07	138,543	50	0.07
Money market accounts	831,048	3,790	0.92	833,781	6,144	1.49
Certificates of deposit	762,819	7,829	2.06	800,780	9,139	2.30
Brokered deposits	79,445	683	1.73	111,800	1,344	2.42
Total interest-bearing deposits	2,610,737	14,498	1.12	2,391,686	17,605	1.48
FHLB advances	249,990	2,098	1.69	341,880	3,954	2.33
Subordinated debentures	33,935	1,047	6.20	33,824	1,029	6.13
Total borrowings	283,925	3,145	2.23	375,704	4,983	2.67
Total interest-bearing liabilities	2,894,662	17,643	1.23	2,767,390	22,588	1.65
Noninterest-bearing liabilities:
Noninterest-bearing deposits	502,668			412,081
Other noninterest-bearing liabilities	70,261			50,682
Total liabilities	3,467,591			3,230,153
Total equity	675,754			363,550
Total liabilities and equity	$4,143,345			$3,593,703
Tax equivalent net interest income		56,167			52,812
Tax equivalent interest rate spread (3)			2.66%			2.91%
Less: tax equivalent adjustment		20			69
Net interest income as reported		$56,147			$52,743
Net interest-earning assets (4)	$924,360			$569,418
Net interest margin (5)			2.96%			3.19%
Tax equivalent effect			—			—
Net interest margin on a fully tax equivalent basis			2.96%			3.19%
Average interest-earning assets to average interest-bearing liabilities	131.93%			120.58%

Supplemental information:
Total deposits, including demand deposits	$3,113,405	$14,498		$2,803,767	$17,605
Cost of total deposits			0.94%			1.27%
Total funding liabilities, including demand deposits	$3,397,330	$17,643		$3,179,471	$22,588
Cost of total funding liabilities			1.04%			1.43%

(1) Includes securities available for sale and securities held to maturity. Interest income from tax exempt securities is computed on a tax equivalent basis using a tax rate of 21%. The yield on investments before tax equivalent adjustments was 2.52% and 2.87% for the six months ended June 30, 2020 and 2019, respectively.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

	(in thousands)
Interest-earning assets:
Investment securities (1)	$240,025	$275,632	$236,828	$224,379	$259,151
Other interest-earning assets	222,840	186,619	159,211	185,063	26,758
Loans held for sale	119,047	61,548	115,699	74,327	48,158
Loans
Commercial loans (2)	1,872,349	1,647,667	1,591,188	1,511,487	1,445,652
Residential real estate loans (2)	1,123,896	1,100,177	1,105,025	1,119,742	1,118,761
Consumer loans (2)	372,929	415,317	442,689	454,837	459,774
Total loans	3,369,174	3,163,161	3,138,902	3,086,066	3,024,187
Total interest-earning assets	3,951,086	3,686,960	3,650,640	3,569,835	3,358,254
Noninterest-earning assets	334,452	314,193	288,558	278,976	260,864
Total assets	$4,285,538	$4,001,153	$3,939,198	$3,848,811	$3,619,118
Interest-bearing liabilities:
Savings accounts	$842,560	$686,031	$616,008	$564,040	$528,360
NOW accounts	187,560	158,702	142,505	139,773	140,115
Money market accounts	826,939	835,154	867,066	879,694	872,653
Certificates of deposit	730,756	794,883	811,199	831,262	788,701
Brokered deposits	66,701	92,189	69,035	98,278	124,122
Total interest-bearing deposits	2,654,516	2,566,959	2,505,813	2,513,047	2,453,951
FHLB advances	258,679	241,302	249,102	213,578	291,835
Subordinated debentures	33,951	33,919	33,887	33,858	33,826
Total borrowings	292,630	275,221	282,989	247,436	325,661
Total interest-bearing liabilities	2,947,146	2,842,180	2,788,802	2,760,483	2,779,612
Noninterest-bearing liabilities:
Noninterest-bearing deposits	585,715	419,620	433,478	515,612	423,462
Other noninterest-bearing liabilities	72,808	67,714	54,022	52,357	49,163
Total liabilities	3,605,669	3,329,514	3,276,302	3,328,452	3,252,237
Total equity	679,869	671,639	662,896	520,359	366,881
Total liabilities and equity	$4,285,538	$4,001,153	$3,939,198	$3,848,811	$3,619,118

	Annualized Yield Trend - Quarters Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest-earning assets:
Investment securities (1)	2.40%	2.66%	2.67%	2.76%	2.91%
Other interest-earning assets	0.43%	1.64%	2.06%	2.59%	6.71%
Loans held for sale	3.34%	3.77%	3.84%	3.99%	4.52%
Commercial loans (2)	3.91%	4.42%	4.79%	4.93%	5.16%
Residential real estate loans (2)	4.23%	4.22%	4.41%	4.50%	4.40%
Consumer loans (2)	4.27%	4.22%	4.20%	4.13%	4.01%
Total loans	4.06%	4.33%	4.58%	4.66%	4.70%
Total interest-earning assets	3.73%	4.06%	4.32%	4.42%	4.58%

Interest-bearing liabilities:
Savings accounts	0.40%	0.76%	0.77%	0.63%	0.43%
NOW accounts	0.07%	0.08%	0.08%	0.07%	0.07%
Money market accounts	0.59%	1.24%	1.42%	1.54%	1.56%
Certificates of deposit	1.91%	2.20%	2.31%	2.39%	2.35%
Brokered deposits	1.56%	1.85%	2.39%	2.47%	2.46%
Total interest-bearing deposits	0.88%	1.36%	1.50%	1.57%	1.53%
FHLB advances	1.31%	2.09%	2.21%	2.32%	2.31%
Subordinated debentures	6.21%	6.20%	6.13%	6.14%	6.21%
Total borrowings	1.88%	2.60%	2.68%	2.84%	2.71%
Total interest-bearing liabilities	0.98%	1.48%	1.62%	1.69%	1.67%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Performance Ratios (annualized):	2020	2020	2019	2019	2019
(dollars in thousands)

Return on average assets (ROAA)	0.99%	0.47%	0.44%	0.74%	0.53%

Return on average equity (ROAE)	6.22%	2.81%	2.60%	5.47%	5.21%

Total noninterest expense	$43,838	$35,388	$38,735	$36,203	$35,081
Less: Amortization of other intangible assets	447	447	448	617	639
Total adjusted noninterest expense	$43,391	$34,941	$38,287	$35,586	$34,442

Net interest and dividend income	$29,447	$26,700	$28,334	$27,985	$26,713
Total noninterest income	38,638	18,866	18,139	17,273	15,718
Total revenue	$68,085	$45,566	$46,473	$45,258	$42,431

Efficiency ratio (1)	63.73%	76.68%	82.39%	78.63%	81.17%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality	2020	2020	2019	2019	2019
(dollars in thousands)

Total nonperforming assets	$38,599	$32,134	$31,040	$27,947	$17,165

Nonperforming assets to total assets	0.86%	0.78%	0.76%	0.71%	0.46%

Allowance for loan losses to total loans	1.04%	0.83%	0.76%	0.74%	0.73%

Net charge offs	$286	$1,420	$235	$106	$771

Annualized net charge offs/average loans	0.03%	0.18%	0.03%	0.01%	0.10%

Allowance for loan losses to nonperforming loans	94.86%	83.52%	79.35%	83.58%	133.61%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital and Share Related	2020	2020	2019	2019	2019
(dollars in thousands, except share data)

Common stock outstanding (1)	58,418,021	58,418,021	58,418,021	58,429,584	58,483,027

Book value per share (1)	$11.72	$11.56	$11.40	$11.29	$6.35

Tangible common equity:
Total stockholders' equity	$684,455	$675,139	$665,794	$659,554	$371,118
Less: Goodwill	69,802	69,802	69,802	69,635	69,635
Less: Other intangible assets (2)	5,141	5,588	6,035	6,482	7,100
Tangible common equity	$609,512	$599,749	$589,957	$583,437	$294,383

Tangible book value per share (1) (3)	$10.43	$10.27	$10.10	$9.99	$5.03

Tangible assets:
Total assets	$4,464,906	$4,101,206	$4,058,921	$3,949,020	$3,737,424
Less: Goodwill	69,802	69,802	69,802	69,635	69,635
Less: Other intangible assets (2)	5,141	5,588	6,035	6,482	7,100
Tangible assets	$4,389,963	$4,025,816	$3,983,084	$3,872,903	$3,660,689

Tangible common equity / tangible assets (4)	13.88%	14.90%	14.81%	15.06%	8.04%

(1) Share amounts related to periods prior to the date of the completion of the stock offering (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

(2) Other intangible assets includes core deposit intangible and noncompete intangible.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(4) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2020	2019

	(in thousands)

Net interest and dividend income	$739	$281	$210	$29,139	$26,510	$27,022
Provision for loan losses	—	—	—	10,004	3,749	1,750
Net interest and dividend income, after provision for loan losses	739	281	210	19,135	22,761	25,272
Mortgage banking income:
Gain on sale of mortgage loans	30,862	12,278	8,428	—	—	1
Intersegment gain (loss)	1,399	400	314	(1,399)	(400)	(314)
Changes in mortgage servicing rights fair value	(621)	(3,217)	(1,803)	(490)	(1,170)	(438)
Other	3,764	2,220	2,090	346	351	377
Total mortgage banking income (loss)	35,404	11,681	9,029	(1,543)	(1,219)	(374)
Other noninterest income (loss)	(11)	(122)	(4)	4,788	8,526	7,067
Total noninterest income	35,393	11,559	9,025	3,245	7,307	6,693
Noninterest expense	18,273	10,806	8,917	25,218	24,288	25,257
Income (loss) before income taxes	17,859	1,034	318	(2,838)	5,780	6,708
Provision for income taxes	3,878	239	418	27	1,601	802
Net income (loss)	$13,981	$795	$(100)	$(2,865)	$4,179	$5,906

	HarborOne Mortgage		HarborOne Bank
	For the Six Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

	(in thousands)

Net interest and dividend income	$1,020	$319	$55,649	$53,441
Provision for loan losses	—	—	13,753	2,607
Net interest and dividend income, after provision for loan losses	1,020	319	41,896	50,834
Mortgage banking income:
Gain on sale of mortgage loans	43,140	13,070	—	1
Intersegment gain (loss)	1,799	473	(1,799)	(473)
Changes in mortgage servicing rights fair value	(3,838)	(3,384)	(1,660)	(1,008)
Other	5,984	3,720	697	758
Total mortgage banking income (loss)	47,085	13,879	(2,762)	(722)
Other noninterest income (loss)	(133)	(16)	13,314	12,419
Total noninterest income	46,952	13,863	10,552	11,697
Noninterest expense	29,079	16,269	49,506	50,122
Income (loss) before income taxes	18,893	(2,087)	2,942	12,409
Provision (benefit) for income taxes	4,117	(427)	1,628	2,248
Net income (loss)	$14,776	$(1,660)	$1,314	$10,161

HarborOne Bancorp, Inc.

COVID Loans at Risk

(Unaudited)

	At Risk Sectors
									Percent
				Health			Total		at risk
				and Social			at risk	Total	sector
	Retail	Office	Hotel	Services	Restaurants	Recreation	sectors	loans	to total

	(dollars in thousands)
Commercial real estate	$207,183	$198,021	$167,178	$84,465	$10,253	$15,206	$682,306	$1,318,051	51.8%
Commercial and industrial	33,442	15,878	2,735	93,518	37,357	7,910	190,840	456,192	41.9
Commercial construction	10,010	6,749	21,444	—	9,503	9,044	56,750	194,549	29.2
Total	$250,635	$220,648	$191,357	$177,983	$57,113	$32,160	$929,896	$1,968,792	47.2%
Percent to total commercial loans	12.7%	11.2%	9.7%	9.0%	2.9%	1.6%

Outstanding principal balance of:
Commercial deferrals	$33,421	$14,194	$118,389	$12,769	$8,695	$13,792	$201,260	$262,419	76.7%
PPP loans	$7,118	$—	$569	$42,509	$9,353	$2,772	$62,321	$152,634	40.8%
Nonaccrual loans	$545	$155	$3,325	$448	$17	$9,200	$13,690	$38,064	36.0%

New commercial originations for the three months ended June 30, 2020, excluding PPP loans	$22,179	$14,914	$—	$50,624	$—	$—	$87,717

			Total
(dollars in thousands)	Loan Deferrals		Outstanding	% to Total
	#	$
Commercial real estate	69	206,777	$1,318,051	15.7%
Commercial and industrial	86	40,630	456,213	8.9
Commercial construction	2	15,011	194,527	7.7
1-4 Family	147	50,878	977,336	5.2
Home Equity	25	1,846	152,709	1.2
Residential construction	—	—	20,656	—
Consumer	664	15,875	354,530	4.5
	993	331,017	3,474,022	9.5%